EXHIBIT 16.1

                         SURGICAL SAFETY PRODUCTS, INC.
                               One Sarasota Tower
                                    Suite 608
                              2 North Tamiami Trail
                             Sarasota, Florida 34236
                                 (941) 953-9848


November 16, 2001

Kerkering, Barbario & Co., PA
1858 Ringling Boulevard
Sarasota, Florida 34236.
Attn: Rob Lane

          Re: Letter on change of certifying accountant pursuant to Regulation SK, Section 304(a)(3)

Dear Mr.  Lane:

     Enclosed is a copy of the Form 8K which will be filed this day with the Securities and Exchange Commission ("SEC"). Pursuant to Regulation SK, Section 304(a)(3) we herewith request that your firm furnish us with a letter, addressed to the SEC, stating whether your firm agrees with the statements made in the disclosure set out as Item 4(a) in the Form 8K and, if not, stating the respects in which your firm does not agree.

     Please provide this letter as promptly as possible so that we can file the letter with the SEC within ten (10) business days from today.

     Your firm may provide us with an interim letter highlighting specific areas of concern and indicating a subsequent, more detailed letter will be forthcoming within the ten (10) business days noted above.

     We look forward to your timely response to this request and thank you for your long service to this Company.

                                                  Very truly yours,

                                                  /s/ R.  Paul Gray
                                                  -----------------
                                                  R.  Paul Gray,
                                                  Secretary, Treasurer and
                                                  Acting Chief Financial Officer